SOURCE: Corix Bioscience

October 05, 2017 07:00 ET

Corix Bioscience Inc. to Purchase 46,060 Square Foot Research Facility

PHOENIX, AZ--(Marketwired - Oct 5, 2017) - Corix Bioscience Inc. (OTCQB: CXBS) has entered into a contract to purchase a 46,060 square foot building in Carson City, Nevada. Closing is expected to occur on or before November 4, 2017. Purchase price for the building was finalized at $1,300,000.

The building will serve as Corix Bioscience's new research and development laboratory with an indoor grow facility specifically for their industrial hemp genetics. Genetics of industrial hemp and cannabis is the core of Corix's business.

Michael Ogburn, CEO of Corix Bioscience, stated: "This will change the landscape of the new industrial hemp and CBD market drastically. Right now, farmers are scrambling trying to fill seed and flat orders for next year; this already has us sold out for spring 2018. At current market prices, this will add about $12 million in revenue. Our genetics from 6 years of breeding has us as not only one of the top genetic suppliers in the industry, but our industrial hemp genetics are one of the most demanded."

The facility will have distinguished plant breeding rooms where plants are cross-bred to develop new strains of industrial hemp. Ogburn went on to state, "Our focus in the plant breeding is to develop certain strains that are high in specific cannabinoids and possibly low in others. For instance, we are working on certain genetics to naturally increase THCV levels in our plants which is a natural appetite suppressant to help fight obesity and diabetes, or CBN which is an all-natural sleep aide."

The facility will also have 27,000 square foot of grow area for seed harvest in the first known "indoor CBD grow." Corix Bioscience plans to be up and running with their first crop planted by December 1, 2017. In anticipation, Corix Bioscience has registered to do business in Nevada.

About Corix Bioscience Inc.

Corix Bioscience Inc. ("Corix") is a Wyoming corporation and is fully reporting with the SEC and is listed as OTCQB: CXBS. Corix is the developer of proprietary cannabis and industrial hemp strains using tissue cell cultures to propagate living plants, with plans to patent the strains to be used in the pharmaceutical medical industries.

Our methods allow us to create and breed new and existing plant strains from tissue cells free of any pathogens or disease. We grow these plants to maturity and extract the oils which are the "medicine" part of the plant. Our sales are focused towards the medical industry and we are developing brand named products to be released in early 2018.

Corix's headquarters is located in Phoenix, Arizona with laboratory and processing facility in Carson City, Nevada and fields for growing the plants in Genoa, Nevada. We are currently looking at expanding our footprint into Washington, Oregon, California and Arizona. The Company's mission is to create clean and consistent products in medical grade facilities. Consistency being the key which will ultimately yield a safer and superior product, better for people and the environment. For more information, please visit Corix's website at www.corixbioscience.com

Contact Information

- Michael Ogburn
  623-551-5808

CFroese@CorixBioscience.com